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                                                                    Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE


              VITAL SIGNS, INC. ANNOUNCES GUIDANCE FOR FISCAL 2006

         TOTOWA, N.J., November 22, 2005 -- VITAL SIGNS, INC. (NASDAQ: VITL) today announced its guidance for projected fully diluted earnings per share from continuing operations for fiscal 2006 to be between $2.35 and $2.45 per share (without giving effect to compensation expense for options granted to employees under FASB 123(R)). This represents a 14% to 19% increase over our earnings of $2.06 per share in fiscal 2005. Terry Wall, President and CEO of Vital Signs, commented, "We expect to see continued high single-digit growth in our Anesthesia and Respiratory/Critical Care segments. We anticipate that our European sleep equipment manufacturer, Breas, will return to profitability, as we resolve a vendor issue that delayed new product shipments. We also expect that Sleep Services of America (SSA), the diagnostic branch of our sleep business, will grow revenue between 15 and 20 percent."

         All statements in this press release (including without limitation our guidance with respect to anticipated full-year 2006 results), other than historical statements, constitute Forward Looking Statements under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements as a result of a variety of risks and uncertainties, including unanticipated delays in bringing products to market, market conditions, and competitive responses as well as other factors referred to by Vital Signs in its Annual Report on Form 10-K for the year ended September 30, 2004.

         Vital Signs, Inc. and its subsidiaries design, manufacture and market primarily single-use medical products for the anesthesia, respiratory/critical care and sleep/ventilation markets, achieving the number one market share position in five of its major product categories. In addition, Vital Signs provides pharmaceutical technology services to the pharmaceutical and medical device industry. Vital Signs is ISO 9001 certified and has CE Mark approval for its products.


FOR FURTHER INFORMATION, CONTACT:      Terry D. Wall, President
                                             (973) 790-1330
                                       http://www.vital-signs.com